Exhibit 99.1

NETSOL Technologies Reports Fiscal Third Quarter 2021 Financial Results

●	Third Straight Quarter of Sequential Revenue Increases Driven by New Wins, Renewals, and Robust Growth of 10% In High-Margin SaaS and Cloud Business, Leading to Operating Income Improvement of Over $800,000

●	Pipeline Growth within North American and European Regions Lays Groundwork for Expected Future Sales in Key Expansion Markets

CALABASAS, Calif., May 13, 2021 – NETSOL Technologies, Inc. (Nasdaq: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal third quarter ended March 31, 2020.

Fiscal Third Quarter 2021 and Recent Operational Highlights

●	Subscription (SaaS and Cloud) and support revenues reached $5.7 million, a 10% increase over the prior year and a $23+ million run rate projected over the coming twelve months with opportunities for upside.
●	Appointed James Freto as Vice President of Sales for NETSOL Technologies Americas. Freto will be responsible for developing the sales, customer relationship management, market development and growth of NETSOL products and services across North America. With his prior experience with Fortune 500 financial product and services provider FIS as a Senior Sales Executive, Freto brings directly applicable sales experience and subject matter expertise in key NETSOL markets.
●	Secured a five-year, single-digit, multi-million-dollar renewal of its current agreement with an existing tier-one Japanese automotive customer in Thailand. Under the terms of the contract, this customer will continue to license certain key components of NETSOL’s NFS Retail platform, including its NFS Credit Application Processing System (CAP) and NFS Contract Management System (CMS).
●	Went “live” with the leasing division of a mid-sized regional bank in the U.S. using the SaaS version of NETSOL’s LeasePak solution.
●	NETSOL’s mobility startup subsidiary, Otoz, announced the expected calendar second quarter launch of a U.S. Digital Retail Platform in partnership with a tier one automotive brand. Beginning in California, the solution is intended to be rolled out by over 100 dealerships across all 50 states.
●	Generated over $1.0 million by successfully implementing change requests from various customers across multiple regions during the fiscal second quarter.

Fiscal Third Quarter 2021 Financial Results

Total net revenues for the third quarter of fiscal 2021 were $13.8 million, compared with $13.5 million in the prior year period. The increase in total net revenues was primarily driven by an increase in total license fees of $2.0 million and an increase in total subscription and support revenues of $521,000, which offset a decrease in total services revenues of $2.3 million.

●	Total license fees were $2.1 million, compared with $93,000 in the prior year period.
●	Total subscription (SaaS and Cloud) and support revenues were $5.7 million, compared with $5.2 million in the prior year period.
●	Total services revenues were $6.0 million, compared with $8.3 million in the prior year period.

Gross profit for the third quarter of fiscal 2021 increased 6.7% to $6.4 million (or 46.6% of net revenues), compared to $6.0 million (or 44.5% of net revenues) in the third quarter of fiscal 2020. The increases in gross profit and gross profit as a percentage of revenue were primarily due to a decrease in cost of sales of $150,000. The decrease in cost of sales was primarily due to a decrease in travel expenses of $901,000, which was offset by an increase in salaries and consultant fees of $522,000.

Operating expenses for the third quarter of fiscal 2021 decreased 6.8% to $6.0 million (or 43.3% of sales) from $6.4 million (or 47.3% of sales) for the third quarter of fiscal 2020. The decrease in operating expenses was primarily due to decreases in the general administrative expenses and research and development costs.

GAAP net loss attributable to NETSOL for the third quarter of fiscal 2021 totaled $(623,000) or $(0.05) per diluted share, compared with GAAP net income of $1.0 million or $0.09 per diluted share in the third quarter of fiscal 2020. GAAP net loss attributable to NETSOL included a $1.8 million loss on foreign currency exchange transactions in the third quarter of fiscal 2021, which was a decrease from a gain of $1.8 million in the prior year period.

Non-GAAP adjusted EBITDA for the third quarter of fiscal 2021 totaled $197,000 or $0.02 per diluted share, compared with non-GAAP adjusted EBITDA of $1.8 million or $0.15 per diluted share in the third quarter of fiscal 2020 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At March 31, 2021, cash and cash equivalents were $30.6 million, an increase from $20.2 million at June 30, 2020.

Stock Repurchase Program

On July 30, 2020, NETSOL’s Board of Directors approved a stock repurchase program that authorized potential repurchases of up to $2 million of its common stock over a six-month period. After the expiry of the original program, the Company’s Board of Directors approved the extension of the repurchase program through June 28, 2021. Under the program, the Company may repurchase its common stock in the open market from time-to-time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance and cash generated from operations.

As of March 31, 2021, the Company had repurchased 603,688 shares of its common stock at an aggregate value of $2,064,799.

Management Commentary

“In the fiscal third quarter we continued to make incremental progress across our business as the global economy and broader leasing and financing industry slowly, but surely, begins to re-open,” said NETSOL Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “Financially, we were encouraged by the steady performance within our subscription and support segment leading to healthy operating income growth; over time, we expect to build a larger, high-margin, recurring based to drive sustainable profitability. During the period, we generated most of our new revenues from implementations and contract renewals within our APAC region, but we have also seen a significant increase in our pipeline of opportunities within the North American and European markets, which have collectively passed our APAC pipeline for the first time in our history. Going forward, our record cash position of $30 million gives us ample resources to fund rebooted global sales and marketing activities. Longer term, the pandemic has made it clear that all businesses need to have a sound digital strategy, and we’re confident that we’ll benefit from this transition as customers continue to transform processes and future-proof their businesses.”

Otoz Update

“Since late March we have been hard at work to deploy Otoz’s digital, consumer-facing sales origination app for a tier one U.S. automotive OEM,” said Naeem Ghauri, President of NETSOL Technologies, Inc. and Otoz CEO. “This new go-to-market offering represents a breakthrough development, which deploys a cloud-native and fully digital auto sales app, designed to revolutionize the customer journey from the normally cumbersome process of buying at a dealer and replacing it with a seamless, mobile-first experience. When complete, we will be the first to market at scale, eventually rolling out across all 50 states. Our ambition is to be an early leader in this fast-evolving space. Digital will soon be the go-to channel for auto sales, and we are setting the benchmarks for its adoption by providing cutting-edge technology and building compelling customer experiences. We look forward to sharing more updates on upcoming developments on this exciting new direction for NETSOL in the U.S.”

Conference Call

NETSOL Technologies management will hold a conference call today (May 13, 2021) at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in: 1-877-407-0789

International dial-in: 1-201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A replay of the conference call will be available after 12:00 p.m. Eastern time through May 27, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13719508

About NETSOL Technologies

NETSOL Technologies, Inc. (Nasdaq: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global leasing and finance industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of more than 1300 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent® – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete finance and leasing lifecycle.

About Otoz

Otoz provides business-to-business, white-label technology solutions for new mobility. Our suite of agile and customizable mobility solutions ranges from car sharing and subscription products to AI-enabled chatbots, allowing businesses to engage consumers and facilitate the complete transaction lifecycle intelligently and digitally. Otoz technologies empower automotive companies and start-ups to launch new mobility models quickly and efficiently. The technology Otoz has developed is cloud-native and supported by artificial intelligence (AI), machine learning (ML), internet of things (IoT) and blockchain. Our technology drives utilization, while supporting robust and efficient operations.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company’s products and services and future operating results, including statements regarding the Company that are subject to certain risks and uncertainties such as the effect of stay at home orders and social distancing imposed by COVID-19 and its resultant impact on our financials and the world economy that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance, as well as the delay in recovery or a prolonged economic downturn that effects our Company, our customers and the world economy. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release.

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

1-949-574-3860

investors@netsoltech.com

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of	As of
	March 31, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$30,599,137	$20,166,830
Accounts receivable, net of allowance of $272,936 and $435,611	12,176,722	10,131,752
Accounts receivable - related party, net of allowance of $1,373,099 and $90,594	-	1,282,505
Revenues in excess of billings, net of allowance of $94,706 and $188,914	9,802,047	17,198,281
Revenues in excess of billings - related party, net of allowance of $8,163 and $0	-	8,163
Other current assets, net of allowance of $1,243,633 and $0	2,983,686	3,108,180
Total current assets	55,561,592	51,895,711
Revenues in excess of billings, net - long term	946,184	1,300,289
Convertible note receivable - related party, net of allowance of $4,250,000 and $0	-	4,250,000
Property and equipment, net	12,902,342	11,329,631
Right of use of assets - operating leases	1,637,125	2,360,129
Long term investment	3,195,980	2,387,692
Other assets	48,841	41,992
Intangible assets, net	4,507,155	5,391,077
Goodwill	9,516,568	9,516,568
Total assets	$88,315,787	$88,473,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,156,782	$5,680,837
Current portion of loans and obligations under finance leases	12,634,914	9,139,561
Current portion of operating lease obligations	956,006	1,111,912
Unearned revenues	5,728,790	4,095,472
Common stock to be issued	88,324	88,324
Total current liabilities	25,564,816	20,116,106
Loans and obligations under finance leases; less current maturities	910,107	1,539,975
Operating lease obligations; less current maturities	761,653	1,339,965
Total liabilities	27,236,576	22,996,046
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 12,157,871 shares issued and 11,306,680 outstanding as of March 31, 2021 and 12,122,149 shares issued and 11,874,646 outstanding as of June 30, 2020	121,580	121,222
Additional paid-in-capital	128,881,744	128,677,754
Treasury stock (at cost, 851,191 shares and 247,503 shares as of March 31, 2021 and June 30, 2020, respectively)	(3,520,769)	(1,455,969)
Accumulated deficit	(40,727,320)	(34,269,817)
Other comprehensive loss	(31,118,798)	(34,085,047)
Total NetSol stockholders’ equity	53,636,437	58,988,143
Non-controlling interest	7,442,774	6,488,900
Total stockholders’ equity	61,079,211	65,477,043
Total liabilities and stockholders’ equity	$88,315,787	$88,473,089

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2021	2020	2021	2020
Net Revenues:
License fees	$2,120,963	$93,076	$4,710,942	$2,733,998
Subscription and support	5,674,776	5,153,692	16,571,441	14,864,804
Services	5,988,257	8,222,227	18,270,451	24,992,271
Services - related party	-	61,842	-	202,199
Total net revenues	13,783,996	13,530,837	39,552,834	42,793,272

Cost of revenues:
Salaries and consultants	5,372,302	4,850,438	15,193,613	13,931,274
Travel	151,075	1,052,033	414,001	3,967,591
Depreciation and amortization	759,768	737,637	2,180,766	2,191,654
Other	1,075,403	868,491	2,915,122	2,767,927
Total cost of revenues	7,358,548	7,508,599	20,703,502	22,858,446

Gross profit	6,425,448	6,022,238	18,849,332	19,934,826

Operating expenses:
Selling and marketing	1,595,967	1,587,821	4,763,598	5,189,785
Depreciation and amortization	272,075	206,035	715,437	623,901
General and administrative	3,860,509	4,151,394	11,353,933	12,638,797
Research and development cost	234,678	453,050	431,086	1,580,625
Total operating expenses	5,963,229	6,398,300	17,264,054	20,033,108

Income (loss) from operations	462,219	(376,062)	1,585,278	(98,282)

Other income and (expenses)
Gain (loss) on sale of assets	(53,012)	129	(127,285)	368
Interest expense	(98,656)	(94,395)	(296,224)	(246,064)
Interest income	231,979	448,368	643,654	1,283,279
Gain (loss) on foreign currency exchange transactions	(1,825,349)	1,770,894	(1,515,327)	71,765
Share of net loss from equity investment	(80,953)	(78,502)	(232,488)	(432,522)
Other income	521,758	17,012	654,395	243,325
Total other income (expenses)	(1,304,233)	2,063,506	(873,275)	920,151

Net income (loss) before income taxes	(842,014)	1,687,444	712,003	821,869
Income tax provision	(133,156)	(218,351)	(642,884)	(1,067,099)
Net income (loss)	(975,170)	1,469,093	69,119	(245,230)
Non-controlling interest	351,939	(468,286)	(216,900)	4,065
Net income (loss) attributable to NetSol	$(623,231)	$1,000,807	$(147,781)	$(241,165)

Net income (loss) per share:
Net income (loss) per common share
Basic	$(0.05)	$0.09	$(0.01)	$(0.02)
Diluted	$(0.05)	$0.09	$(0.01)	$(0.02)

Weighted average number of shares outstanding
Basic	11,343,406	11,753,063	11,571,878	11,713,827
Diluted	11,343,406	11,753,063	11,571,878	11,713,827

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Nine Months
	Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$69,119	$(245,230)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,896,203	2,815,555
Provision for bad debts	(280,363)	75,437
Share of net loss from investment under equity method	232,488	432,522
(Gain) loss on sale of assets	127,285	(368)
Stock based compensation	239,333	565,287
Changes in operating assets and liabilities:
Accounts receivable	(777,953)	(651,991)
Accounts receivable - related party	-	1,979,232
Revenues in excess of billing	7,485,646	(1,394,184)
Revenues in excess of billing - related party	-	106,592
Other current assets	(791,849)	(824,068)
Accounts payable and accrued expenses	(69,021)	63,289
Unearned revenue	1,256,456	(2,510,954)
Net cash provided by operating activities	10,387,344	411,119

Cash flows from investing activities:
Purchases of property and equipment	(2,109,058)	(1,011,285)
Sales of property and equipment	131,293	33,820
Convertible note receivable - related party	-	(600,000)
Investment in associates	(155,500)	-
Net cash used in investing activities	(2,133,265)	(1,577,465)

Cash flows from financing activities:
Proceeds from exercise of subsidiary options	-	11,621
Purchase of treasury stock	(2,064,800)	-
Dividend paid by subsidiary to non-controlling interest	-	(1,920,618)
Proceeds from bank loans	2,109,572	2,312,968
Payments on finance lease obligations and loans - net	(533,344)	(422,051)
Net cash used in financing activities	(488,572)	(18,080)
Effect of exchange rate changes	2,666,800	(438,610)
Net increase (decrease) in cash and cash equivalents	10,432,307	(1,623,036)
Cash and cash equivalents at beginning of the period	20,166,830	17,366,364
Cash and cash equivalents at end of period	$30,599,137	$15,743,328

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020

Net Income (loss) attributable to NetSol	$(623,231)	$1,000,807	$(147,781)	$(241,165)
Non-controlling interest	(351,939)	468,286	216,900	(4,065)
Income taxes	133,156	218,351	642,884	1,067,099
Depreciation and amortization	1,031,843	943,672	2,896,203	2,815,555
Interest expense	98,656	94,395	296,224	246,064
Interest (income)	(231,979)	(448,368)	(643,654)	(1,283,279)
EBITDA	$56,506	$2,277,143	$3,260,776	$2,600,209
Add back:
Non-cash stock-based compensation	74,169	236,702-	239,333	565,287
Adjusted EBITDA, gross	$130,675	$2,513,845	$3,500,109	$3,165,496
Less non-controlling interest (a)	66,659	(729,735)	(1,074,038)	(885,144)
Adjusted EBITDA, net	$197,334	$1,784,110	$2,426,071	$2,280,352

Weighted Average number of shares outstanding
Basic	11,343,406	11,753,063	11,571,878	11,713,827
Diluted	11,343,406	11,753,063	11,571,878	11,713,827

Basic adjusted EBITDA	$0.02	$0.15	$0.21	$0.19
Diluted adjusted EBITDA	$0.02	$0.15	$0.21	$0.19

(a)The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income (loss) attributable to non-controlling interest	$(351,939)	$468,286	$216,900	$(4,065)
Income Taxes	34,867	59,983	127,749	303,610
Depreciation and amortization	283,716	271,244	812,816	800,882
Interest expense	29,585	28,068	89,929	72,600
Interest (income)	(71,440)	(113,413)	(204,604)	(334,584)
EBITDA	$(75,211)	$714,168	$1,042,790	$838,443
Add back:
Non-cash stock-based compensation	8,552	15,567	31,248	46,701
Adjusted EBITDA of non-controlling interest	$(66,659)	$729,735	$1,074,038	$885,144